Exhibit 99.1

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”), dated as of September 17, 2018, is made by and between Univar Inc., a Delaware corporation (the “Parent”), and First Pacific Advisors, LLC, a Delaware limited liability company (the “Manager”) and FPA Crescent Fund, a series of FPA Funds Trust, a trust organized in the state of Delaware, FPA Global Opportunity Fund, a series of FPA Hawkeye Fund, LLC, a Delaware series limited liability company, FPA Value Partners Fund, a series of FPA Hawkeye Fund, LLC, FPA Select Drawdown Fund, L.P., a Delaware limited partnership, FPA Select Fund, L.P., a Delaware limited partnership, FPA Select Maple Fund, L.P., a Delaware limited partnership, FPA Select Fund II, L.P., a Delaware limited partnership (collectively the “Shareholders,” each a “Shareholder” collectively with the Manager, the “Sponsor Group”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement (as defined below), each as in effect on the date hereof.

WHEREAS, prior to the execution and delivery of this Agreement, Parent, Pilates Merger Sub I Corp, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub I”), Pilates Merger Sub II LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub II”), and Nexeo Solutions Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which, among other things, provides for the merger of Merger Sub I with and into the Company, with the Company continuing as the Surviving Corporation and a wholly owned subsidiary of Parent, upon the terms and subject to the conditions set forth in the Merger Agreement (the “Initial Merger”), followed by the merger of the surviving corporation with and into Merger Sub II, with Merger Sub II continuing as the Surviving Company, upon the terms and subject to the conditions set forth in the Merger Agreement (the “Subsequent Merger” and, together with the Initial Merger, the “Mergers”);

WHEREAS, each member of the Sponsor Group agrees to enter into this Agreement with respect to all of the Shares that such person beneficially owns as of the date of this Agreement, and any additional Shares that such Shareholder may hereafter acquire beneficial ownership of prior to the termination of this Agreement;

WHEREAS, the members of the Sponsor Group are the beneficial owners with respect to 25,527,687 Shares (together with any additional Shares with respect to which (a) the Shareholders acquire beneficial ownership or (b) have sole or shared voting power, after the date hereof and prior to the termination of this Agreement in accordance with its terms, the “Subject Shares”);

WHEREAS, as of the date hereof, 20,581,150 Subject Shares are held of record directly on the Company’s books in name of certain custodians for the benefit of one or more Shareholders and a member of the Sponsor Group has the power to cause an additional 1,434,151 Subject Shares currently held by WLRS Fund I LLC to be held of record directly on the Company’s books in the name of a custodian for the benefit of a member of the Sponsor Group (all such Subject Shares, collectively, and together with any additional Subject Shares which are held directly on the Company’s books in name of custodians for the benefit of Shareholders after the date hereof and prior to the time at which the Registration Statement becomes effective, the “Written Consent Shares,” and any Subject Shares that do not constitute Written Consent Shares, the “Other Subject Shares”)

WHEREAS, as a condition and inducement to Parent’s willingness to enter into the Merger Agreement, Parent has required that the members of the Sponsor Group enter into this Agreement promptly following execution of the Merger Agreement;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1. Agreement to Consent and Approve.

1.1 Delivery of Written Consent with respect to the Written Consent Shares. Each member of the Sponsor Group agrees that promptly following the time at which the Registration Statement becomes effective (and, in any event, within twenty-four (24) hours of such time), it shall cause the Shareholder Written Consent to be executed and delivered to the Company, substantially in the form attached hereto as Exhibit A hereto, with respect to all of the Written Consent Shares as of the date thereof entitled to consent thereto. Any such written consent shall be given in accordance with such procedures relating thereto (i) required by any relevant brokerage, custodian or other intermediary with respect to the applicable Subject Shares and (ii) requested by Parent for the purpose of ensuring that it is duly counted for purposes of recording the results of such consent. The Manager and each Shareholder further agrees, until the delivery of the Shareholder Written Consent, to use its best efforts, and to cause their respective Shareholder Affiliates to use their respective best efforts, to cause any Other Subject Shares to be held directly on the Company’s books in name of custodians for the benefit of a member of the Sponsor Group as promptly as practicable following the date hereof and become Written Consent Shares for all purposes of this Section 1.1. Notwithstanding the foregoing, or anything to the contrary herein, Parent acknowledges and agrees that so long as the Sponsor Group retains beneficial ownership thereof and complies with Sections 1.2 and 1.3 with respect thereto, no member of the Sponsor Group shall have any liability to Parent or its Affiliates on account of any of the 830,683 Other Subject Shares held for the benefit of the Manager’s managed accounts as of the date hereof (the “Excluded Other Subject Shares”) not becoming Written Consent Shares.

1.2 Delivery of Written Consent with respect to the Other Subject Shares. Without limiting Section 1.1, each member of the Sponsor Group agrees that as promptly as practicable following the time at which the definitive Consent Solicitation Statement is mailed to the holders of Shares, it shall direct the applicable custodians or intermediaries, and use best efforts to cause the applicable custodians or intermediaries, deliver to the Company a duly executed affirmative written consent in favor of the adoption of the Merger Agreement with respect to all the Other Subject Shares. Any such written consent shall be given in accordance with such procedures relating thereto (i) required by any relevant brokerage, custodian or other intermediary with respect to the applicable Subject Shares and (ii) described in the Consent Solicitation Statement for the purpose of ensuring that it is duly counted for purposes of recording the results of such consent.

1.3 Voting Agreement. Each member of the Sponsor Group hereby agrees that, from the date of this Agreement until the termination of this Agreement in accordance with its terms (the “Covered Period”), at any meeting of the Company’s shareholders (including any Company Shareholder Meeting), however called, and at every adjournment or postponement thereof, or in any other action proposed to be taken by written consent of the shareholders of the Company, it shall appear (in person or by proxy) at such meeting of the Company’s shareholders (including the Company Shareholder Meeting), or any adjournment or postponement thereof, in accordance with the Company Bylaws and cause all of the Subject Shares to be counted as present thereat for purposes of calculating a quorum and shall affirmatively vote (or cause to be voted) all of the Subject Shares in favor of, or, if action is to be taken by written consent in lieu of a meeting of the Company’s shareholders, deliver to the Company (or cause to be delivered) a duly executed affirmative written consent in favor of (to the extent applicable), (i) the adoption of the Merger Agreement, (ii) any proposal to adjourn the Company Shareholder Meeting to solicit additional proxies in favor of the adoption of the Merger Agreement and the approval of the Mergers if there are not sufficient votes to adopt the Merger Agreement and approve the Mergers on the date on which such Company Shareholders Meeting is held and (iii) any other action, proposal, transaction or agreement the approval of which is required to ensure the timely consummation of the Mergers; provided that the members of the Sponsor Group shall have no obligation to consent to or vote in favor of any action, proposal, transaction or agreement pursuant to this clause (iii) if the underlying action or transaction is not conditioned upon the occurrence of the Closing.

1.4 No Inconsistent Voting Agreements; Votes. Each member of the Sponsor Group shall not enter into any tender, voting or other agreement or arrangement with any other Person prior to the termination of this Agreement in accordance with its terms, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Subject Shares in any manner that is inconsistent with this Agreement, or take any other action with respect to the Subject Shares that would reasonably be expected to materially restrict, limit or interfere with the performance by each member of the Sponsor Group of its obligations hereunder or the transactions contemplated hereby, including the approval of the adoption of the Merger Agreement. Each member of the Sponsor Group agrees that, from the date hereof until the termination of this Agreement in accordance with its terms, it shall vote or cause to be voted (including by written consent) the Subject Shares against (a) the adoption or approval of (i) any Company Acquisition Proposal (and any transaction contemplated thereby), including any Company Superior Proposal, (ii) any action, omission, proposal, transaction or agreement to be taken, consummated or entered into by the Company that, if so taken, consummated or entered into by the Company would, or would reasonably be expected to, result in (A) a breach by the Company of any covenant, representation, warranty or other obligation of the Company set forth in the Merger Agreement or (B) the failure of any of the conditions to the obligations of Parent, Merger Sub I or Merger Sub II to consummate the Mergers and the other transactions contemplated by the Merger Agreement set forth in Article VII of the Merger Agreement and (b) any other action, agreement or transaction involving the Company that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Mergers or the other transactions contemplated by the Merger Agreement. Any attempt by a member of the Sponsor Group to vote, or express consent or dissent with respect to (or otherwise to utilize the voting power of), the Subject Shares in contravention of this Section 1 shall be null and void ab initio.

1.5 Other Agreements.

(a) No Solicitation or Negotiation. During the Covered Period, each member of the Sponsor Group hereby agrees that it shall not, and shall cause its directors, officers and employees not to, and shall instruct and use its commercially reasonable efforts to cause its Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal; (ii) participate in any discussions or negotiations with any Person (other than any Representative of the member of the Sponsor Group) regarding any Company Acquisition Proposal; (iii) approve or recommend, or publicly propose to approve or recommend, any Company Acquisition Proposal; (iv) enter into any Company Alternative Acquisition Agreement; or (v) resolve or agree to do any of the foregoing.

(b) Waiver of Appraisal Rights. Unless this Agreement is terminated due to the termination of the Merger Agreement in accordance with its terms or pursuant to Section 5.1(b), in which case this clause (b) shall be void and of no effect, each member of the Sponsor Group hereby irrevocably waives and agrees not to exercise any statutory rights of appraisal or rights to dissent that may accrue with respect to the Subject Shares, or that may arise, under the Merger Agreement, the DGCL or otherwise, with respect to the Merger Agreement or the Mergers.

(c) No Subsequent Limitations. Each member of the Sponsor Group agrees not to enter into any agreement or commitment with any Person the effect of which would violate or prevent, impair or delay any member of the Sponsor Group from performing its obligations under the provisions and agreements set forth in this Section 1.

1.6 No Limitations on Actions; No Ownership Interest.

(a) Notwithstanding anything to the contrary herein, Parent expressly acknowledges that the member of the Sponsor Group are entering into this Agreement solely in their capacity as the beneficial owners of the Subject Shares and this Agreement shall not limit or otherwise affect (or require the members of the Sponsor Group to attempt to limit or otherwise affect) the actions or fiduciary duties of the Shareholders, or any affiliate, partner, trustee, beneficiary, settlor, employee or designee of the Shareholders or any of their affiliates (collectively, the “Shareholder Affiliates”) in their capacity, if applicable, as a member of the board of directors of the Company, and Parent shall not, and shall cause its affiliates not to, and shall use its commercially reasonable efforts to cause its other Representatives not to, assert any claim that any action taken by a Shareholders or any of the Shareholder Affiliates in its capacity as a member of the board of directors of the Company violates this Agreement.

(b) Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the members of the Sponsor Group, and Parent shall have no authority to direct the members of the Sponsor Group in the voting or disposition of any of the Subject Shares, except as provided herein.

SECTION 2. Representations and Warranties of the Members of the Sponsor Group. Each member of the Sponsor Group hereby represents and warrants to Parent as follows:

2.1 Organization. Each member of the Sponsor Group has been duly formed and is validly existing as a limited partnership limited liability company, trust or series thereof, as applicable, and is in good standing under the laws of the jurisdiction in which it is incorporated or organized, as applicable.

2.2 Subject Shares. As of the date hereof, other than the Subject Shares, no member of the Sponsor Group nor any of its Affiliates holds or controls any other equity interests possessing voting rights in or with respect to the Company. As of the date hereof, the Manager, together with one or more members of the Sponsor Group, have sole power to cause the delivery of the Shareholder Written Consent with respect to the Written Consent Shares, as contemplated by the first sentence of Section 1.1, other than the Written Consent Shares held by WLRS Fund I LLC. As of the date hereof, a member of the Sponsor Group has the power to cause the Subject Shares currently held by WLRS Fund I LLC to be transferred to or for the benefit of a member of the Sponsor Group or managed accounts under the Manager’s control promptly following the date hereof (and in any event prior to the time of the Registration Statement becoming effective) and, following such transfer, a member of the Sponsor Group shall have the have sole power to cause the delivery of the Shareholder Written Consent with respect to such Subject Shares. As of the date hereof, a member of the Sponsor Group has power to direct the applicable custodians or intermediaries to execute and deliver written consents with respect to the Other Subject Shares as contemplated by Section 1.2. As of the date hereof, a member of the Sponsor Group has sole power and right to control and direct the delivery of such written consents or control such vote as contemplated herein, sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in this Agreement and sole power to agree to all of the matters applicable to such member of the Sponsor Group set forth in this Agreement, in each case, over all of the Subject Shares except for the Subject Shares held of record by WLRS

Fund I LLC. A member of the Sponsor Group beneficially owns all of the Subject Shares, free and clear of any and all claims, Liens, encumbrances or restrictions on the right to vote the Subject Shares, except as may exist by reason of this Agreement. Other than such consents as have already been obtained, no consent of any Person is required for the members of the Sponsor Group to execute and deliver this Agreement.

2.3 Authority Relative to this Agreement. Each member of the Sponsor Group has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each member of the Sponsor Group and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary and appropriate action on behalf of each member of the Sponsor Group. This Agreement has been duly and validly executed and delivered by each member of the Sponsor Group and, assuming the due authorization, execution and delivery hereof by Parent, constitutes a valid and binding obligation of such member of the Sponsor Group, enforceable against such member of the Sponsor Group in accordance with its terms, except to the extent that enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights or by general equitable principles (whether considered in a proceeding at Law or in equity).

2.4 No Conflict. None of the execution, delivery or performance of this Agreement by member of the Sponsor Group or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both), directly or indirectly, conflict with or violate any Law applicable to such member of the Sponsor Group, except as would not reasonably be expected, either individually or in the aggregate, to impair the ability of such member of the Sponsor Group to perform its obligations hereunder or to consummate the transactions contemplated hereby. None of the execution, delivery or performance of this Agreement by the members of the Sponsor Group or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both), directly or indirectly, conflict with or violate any provision of the charter, certificate of incorporation, articles of association, by-laws, operating agreement or similar formation or governing documents or instruments of the members of the Sponsor Group. None of the execution, delivery or performance of this Agreement by any member of the Sponsor Group or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both), directly or indirectly, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an encumbrance on the Subject Shares, directly or indirectly, except as would not reasonably be expected, either individually or in the aggregate, to impair the ability of the members of the Sponsor Group to perform their obligations hereunder or to consummate the transactions contemplated hereby.

2.5 Absence of Other Voting Agreements. No member of the Sponsor Group is party to, and the Subject Shares are not otherwise subject to, any agreement, arrangement or other understanding (i) that would constitute a breach of Section 1.1 if entered into during the Covered Period or (ii) that would reasonably be expected to materially delay, impair or restrict the Shareholder’s ability to perform its obligations under this Agreement.

2.6 No Litigation. There is no action, suit, investigation, complaint or other proceeding pending against any member of the Sponsor Group or, to the knowledge of the Manager, any other Person, or, to the knowledge of the Manager, threatened against any member of the Sponsor Group or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by any member of the Sponsor Group of its obligations under this Agreement.

SECTION 3. Representations and Warranties of Parent. Parent hereby represents and warrants to the Shareholders as follows:

3.1 Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware.

3.2 Authority Relative to this Agreement. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary and appropriate corporate action by Parent. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the members of the Sponsor Group, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except to the extent that enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights or by general equitable principles (whether considered in a proceeding at Law or in equity).

3.3 No Conflict. None of the execution, delivery or performance of this Agreement by Parent will (with or without notice or lapse of time, or both), directly or indirectly, conflict with or violate any Law applicable to Parent, except as could not reasonably be expected, either individually or in the aggregate, to impair the ability of Parent to perform its obligations hereunder. None of the execution, delivery or performance of this Agreement by Parent will (with or without notice or lapse of time, or both), directly or indirectly, conflict with or violate any provision of the Parent Charter, the Parent Bylaws or the organizational or governing documents of Merger Sub I or Merger Sub II or any Parent Subsidiary. None of the execution, delivery or performance of this Agreement by Parent will (with or without notice or lapse of time, or both), directly or indirectly, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any Contract binding on Parent or any of its Subsidiaries, or result in the creation of an encumbrance on any of the Subject Shares or any of the properties or assets of Parent or any of its Subsidiaries, except as could not reasonably be expected, either individually or in the aggregate, to impair the ability of Parent to perform its obligations hereunder.

3.4 No Litigation. There is no action, suit, investigation, complaint or other proceeding pending against Parent or, to the knowledge of Parent, any other Person, or, to the knowledge of Parent, threatened against Parent or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by Parent of its obligations under this Agreement or the consummation by Parent of the transactions contemplated hereby.

SECTION 4. Additional Agreements.

4.1 Additional Shares. In the event of a share split, dividend or distribution, or any other change in the Shares by reason of any share split, dividend, distribution, subdivision, recapitalization, reclassification, consolidation, conversion or the like, including the exchange of any securities convertible into or exercisable for any Shares, or any other acquisition of (or acquisition of control of) Shares after the date hereof, the terms “Subject Shares,” “Written Consent Shares” and “Other Subject Shares” shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction.

4.2 Transfer or Encumbrance. Other than a Permitted Transfer, during the Covered Period, the members of the Sponsor Group shall not permit or allow any of the Subject Shares to be, and shall cause the Subject Shares not to be, directly or indirectly, (i) Transferred, and shall not make any offer or enter into any agreement providing for a Transfer of any of the Subject Shares and shall not commit to do, consent to, or otherwise facilitate any of the foregoing, or (ii) deposited into a voting trust or become subject to a voting agreement or arrangement or a grant of a proxy or power of attorney (other than pursuant to this Agreement). Any Transfer or encumbrance or attempted Transfer or encumbrance in violation of this Agreement shall be void ab initio.

SECTION 5. Termination.

5.1 This Agreement, and all of the rights and obligations set forth herein, shall terminate and be of no further force or effect upon the occurrence of the following:

(a) the Expiration Time;

(b) any amendment to the Merger Agreement is effected, or any waiver of the Company’s rights under the Merger Agreement is granted by the Company upon the request of Parent, in each case, without the Manager’s prior written consent, that (i) diminishes the Merger Consideration, (ii) changes the form of Merger Consideration payable to the shareholders of the Company, (iii) extends the Termination Date (but, for the avoidance of doubt, excluding any extension of the Termination Date in accordance with Section 8.2(a)(ii) of the Merger Agreement) or imposes any additional conditions or obligations that would reasonably be expected to prevent or materially impair the ability of the parties to consummate the Mergers or (iv) otherwise would reasonably be expected to materially and adversely impact the rights or obligations of the Shareholders in connection with the Mergers; or

(c) the mutual written consent of the parties hereto.

5.2 Notwithstanding Section 5.1, termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at Law or in equity) against any other party hereto for such party’s willful and material breach of any of the terms of this Agreement prior to such termination. The provisions of this Section 5.2 and Section 6 hereof shall survive the termination of this Agreement.

SECTION 6. Miscellaneous.

6.1 Expenses. Subject to any other agreement between the parties, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Mergers are consummated.

6.2 Entire Agreement; No Third Party Beneficiaries. This Agreement, together with the Merger Agreement, constitute the entire agreement of the parties and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; provided that, if there is any conflict between this Agreement and the Merger Agreement, this Agreement shall control. This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder.

6.3 Assignment. This Agreement shall not be assignable by operation of Law or otherwise without the prior written consent of the other party hereto. Any assignment in contravention of the preceding sentence shall be null and void.

6.4 Modification or Amendment. This Agreement may be amended by the parties hereto at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

6.5 Waiver.

(a) Any provision of this Agreement may be waived prior to the Initial Effective Time if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

6.6 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision negotiated in good faith by the parties hereto shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (a) above, be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

6.7 Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (a) on the date sent by facsimile (with confirmation of transmission) or e-mail (with confirmation of receipt by the recipient) of a PDF document if sent prior to 6:00 pm (local time of the recipient), and on the next Business Day if sent after 6:00 pm (local time of the recipient), (b) when delivered, if delivered personally to the intended recipient, and (c) one Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party:

if to Parent:

Univar Inc.

3075 Highland Parkway, Suite 200

Downers Grove, Illinois

Attention:	Jeffrey W. Carr
Facsimile:	(331) 777-6292
Email:	Jeff.Carr@univar.com

with copies (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:	Andrew R. Brownstein
John L. Robinson
Facsimile:	(212) 403-2000
Email:	ARBrownstein@wlrk.com
JLRobinson@wlrk.com

if to any member of the Sponsor Group:

c/o First Pacific Advisors, LLC

11601 Wilshire Blvd, Suite 1200

Los Angeles, CA 90025

Attention:	Eric Browne and Brian Selmo
Email:	ebrown@fpa.com and bselmo@fpa.com

with copies (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10024

Attention:	Doug Rappaport
Email:	darappaport@akingump.com

6.8 Governing Law and Venue; Waiver of Jury Trial.

(a) This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of laws provisions.

(b) Each of the parties (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware, (iv) waives any objection that it may now or hereafter have to the venue of any such Action in the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware or that such Action was brought in an inconvenient court and agrees not to plead or claim the same and (v) consents to service being made through the notice procedures set forth in Section 6.7. The Parent and the Shareholders hereby agree that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 6.7 shall be effective service of process for any Action in connection with this Agreement or the transactions contemplated hereby. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.9 Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in accordance with this Section 6.9, without proof of actual damages (and each party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that the Parent or the Shareholders otherwise have an adequate remedy at law.

6.10 Interpretation.

(a) Section and paragraph headings or captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including by succession of comparable successor Laws.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

6.11 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

6.12 No Recourse. Notwithstanding any other provision of this Agreement, (i) this Agreement may be enforced only against, and any claim based upon, arising out of or related to a breach of this Agreement by any Shareholder may be made only against, such Shareholder in accordance with the terms hereof, (ii) none of the Shareholder’s affiliates or the Shareholder’s or its affiliates’ respective current, former or future directors, officers, employees, agents, partners, managers, members, general partners or limited partners, or representatives (collectively, the “Shareholder Related Parties”) shall have any liability for the performance of any obligations of such Shareholder, for any claims (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith and (iii) Parent shall have no rights of recovery in respect of this Agreement against any Shareholder Related Party, whether by or through attempted piercing of the corporate veil, by or through any claim (whether in tort, contract or otherwise) by or on behalf of such Shareholder against any Shareholder Related Party, by the enforcement of any judgment, fine or penalty or by virtue of any statute, regulation or other applicable requirements of law, or otherwise. Any liability of a Shareholder for money damages under this Agreement shall be satisfied solely out of the assets of such Shareholder. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Shareholder Related Party.

6.13 Other Shareholder Parties. Notwithstanding anything in this Agreement to the contrary, Parent acknowledges that certain of the Managers’ and the Shareholders’ affiliates and other platforms trade securities and syndicated bank debt and originate loans (including the provision of debt financing for transactions similar to the transactions contemplated by the Merger Agreement) and nothing herein shall restrict the ability of such affiliates (other than the Shareholders) or platforms to trade securities (including Shares) and syndicated bank debt and originate loans in the ordinary course of business.

6.14 Further Actions. From time to time, at the reasonable request of Parent and without further consideration, prior to the termination of this Agreement in accordance with its terms, each member of the Sponsor Group shall execute and deliver such additional documents and instruments and take all such further action as may be reasonably required to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement.

6.15 Certain Definitions.

(a) “beneficial ownership” means, with respect to any securities, the ownership of such security by any “beneficial owner” as such term is defined in Rule 13d-3 adopted by the SEC under the Exchange Act. The terms “beneficial owner,” “beneficially own,” “beneficially owned” and similar terms shall have a correlative meaning.

(b) “Constructive Disposition” means, with respect to any Subject Shares, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative, swap, “put-call,” margin, securities lending or other transaction that has or reasonably would be expected to have the effect of changing, limiting, arbitraging or reallocating the economic benefits and risks of ownership of such security.

(c) “Expiration Time” means the earliest to occur of (i) the Initial Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms.

(d) “Permitted Transfer” shall mean, in each case, with respect to each Shareholder, so long as (i) such Transfer is in accordance with applicable Law and (ii) each Shareholder is and at all times has been in compliance with this Agreement, any Transfer of Subject Shares by a Shareholder to an affiliate of the Shareholder, so long as such affiliate, in connection with such Transfer, executes a customary joinder to this Agreement in a form reasonably acceptable to Parent pursuant to which such affiliate agrees to become a party to this Agreement in the same manner as the Shareholder and be subject to the restrictions applicable to the Shareholder and otherwise become a party for all purposes of this Agreement; provided that no such Transfer shall relieve the transferring Shareholder from its obligations under this Agreement, other than with respect to Shares transferred in accordance with the foregoing provision.

(e) “Transfer” means any direct or indirect offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition, tender, exchange, gift or other transfer or disposition (by operation of Law or otherwise, including, without limitation, by way of Constructive Disposition), either voluntary or involuntary, of any

Subject Shares (or any securities convertible or exchangeable into Subject Shares) or interest in any Subject Shares, excluding entry into this Agreement; but in each case excluding (i) hedging and derivative transactions, (ii) pledges and other security interest grants, (iii) any transfer or distribution required for the purpose of causing any Other Subject Shares to be held directly on the Company’s books in name of custodians for the benefit of a member of the Sponsor Group and become Written Consent Shares for all purposes of Section 1.1, in the case of any of the foregoing, if such transactions are with one or more counterparties that are nationally recognized reputable banking organizations and solely to the extent (A) such transactions do not have the intention or purpose of circumventing the transfer or other restrictions contained in this Agreement and (B) such transactions would not reasonably be expected to impair the ability of the Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first above written.

UNIVAR INC.

By:	/s/ David Jukes
Name: David Jukes
Title: President and CEO

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first above written.

FPA Crescent Fund, a series of FPA Funds Trust

By:	/s/ J. Richard Atwood
Name:	J. Richard Atwood
Title:	President

By:	/s/ E. Lake Setzler, III
Name:	E. Lake Setzler, III
Title:	Treasurer

FPA Global Opportunity Fund, a series of FPA Hawkeye Fund, LLC

By:	First Pacific Advisors, LLC, its Manager

By:	/s/ J. Richard Atwood
Name:	J. Richard Atwood
Title:	Managing Partner

FPA Select Drawdown Fund, L.P.

By:	First Pacific Advisors, LLC, its general partner

By:	/s/ J. Richard Atwood
Name:	J. Richard Atwood
Title:	Managing Partner

FPA Select Fund, L.P.

By:	First Pacific Advisors, LLC, its general partner

By:	/s/ J. Richard Atwood
Name:	J. Richard Atwood
Title:	Managing Partner

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first above written.

FPA Value Partners Fund, a series of FPA Hawkeye Fund, LLC

By:	First Pacific Advisors, LLC, its Manager

By:	/s/ J. Richard Atwood
Name:	J. Richard Atwood
Title:	Managing Partner

FPA Select Maple Fund, L.P.

By:	First Pacific Advisors, LLC, its general partner

By:	/s/ J. Richard Atwood
Name:	J. Richard Atwood
Title:	Managing Partner

FPA Select Fund II, L.P.

By:	First Pacific Advisors, LLC, its general partner

By:	/s/ J. Richard Atwood
Name:	J. Richard Atwood
Title:	Managing Partner

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first above written.

First Pacific Advisors, LLC

By:	/s/ J. Richard Atwood
Name:	J. Richard Atwood
Title:	Managing Partner

EXHIBIT A

NEXEO SOLUTIONS, INC.

Written Consent of Stockholders in Lieu of a Meeting

Pursuant to Section 228 of the Delaware General Corporation Law

The undersigned stockholders listed on Schedule A hereto (each, a “Written Consent Party” and collectively, the “Written Consent Parties”) of Nexeo Solutions, Inc., a Delaware corporation (the “Company”), being the holders as of the date of this written consent (this “Written Consent”) of the shares of the Company’s common stock, par value 0.0001 per share (the “Shares”), listed next to such Written Consent Party’s name on Schedule A, acting pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”) and as authorized by Section 7.1 of the Second Amended and Restated Certificate of Incorporation of the Company, dated June 9, 2016 (the “Certificate of Incorporation”) and Section 2.9 of the Amended and Restated Bylaws of the Company, dated June 9, 2016 (the “Bylaws”), hereby irrevocably consent in writing to the following actions and the adoption of the following resolutions in lieu of a meeting of stockholders:

WHEREAS, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 17, 2018, by and among Univar Inc., a Delaware corporation (“Parent”), Pilates Merger Sub I Corp, a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub I”), Pilates Merger Sub II LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub II”), and the Company, a copy of which has been provided to the undersigned Written Consent Parties and is attached hereto as Exhibit A (capitalized terms used but not otherwise defined in this Written Consent have the meanings set forth in the Merger Agreement);

WHEREAS, pursuant to the Merger Agreement, Merger Sub I will be merged with and into the Company (the “Initial Merger”), with the Company continuing as the surviving corporation of the Initial Merger, and, immediately thereafter, Merger Sub II will be merged with and into the Company (the “Subsequent Merger, and, together with the Initial Merger, the “Mergers”), with Merger Sub II continuing as the surviving company, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Company’s board of directors has unanimously (i) (A) determined that the Mergers are fair to, and in the best interests of, the Company and its stockholders, (B) approved the Mergers, (C) approved and declared advisable the Merger Agreement and the other transactions contemplated thereby, and (D) subject to the terms and conditions set forth in the Merger Agreement, resolved to recommend the adoption of the Merger Agreement to the holders of the Shares;

WHEREAS, pursuant to the terms and conditions of the Merger Agreement, each Share (other than any Excluded Share) issued and outstanding prior to the Initial Effective Time will be converted into the right to receive, in each case, subject to adjustment as set forth in the Merger Agreement, the Merger Consideration;

WHEREAS, a Registration Statement has been filed by Parent with the SEC pursuant to which shares of Parent Common Stock issuable in the Initial Merger are being registered with the SEC, which Registration Statement contains the Consent Solicitation Statement, and has become effective;

WHEREAS, pursuant to Section 251 of the DGCL, the Merger Agreement must be adopted by the holders of a majority of the issued and outstanding Shares, voting together as a single class, representing a majority of all votes entitled to be cast on such matter;

WHEREAS, pursuant to Section 228 of the DGCL, Section 7.1 of the Certificate of Incorporation and Section 2.9 of the Bylaws, the stockholders may act by written consent; and

WHEREAS, as of the date hereof, the Written Consent Parties collectively hold [•] Shares, representing approximately [•]% of the aggregate voting power of the issued and outstanding Shares, as set forth on Schedule A opposite each Written Consent Party;

WHEREAS, upon the execution and delivery of this written consent, the Company Shareholder Approval shall have been obtained in accordance with to Section 251 of the DGCL, the Certificate of Incorporation and the Bylaws;

NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement and the Mergers and the other transactions contemplated thereby are hereby adopted and approved by the Written Consent Parties with the same force and effect as if the stockholders had taken such action at a meeting of the stockholders of the Company; provided, however, that this written consent shall be of no further force or effect following any termination of the Merger Agreement in accordance with its terms;

FURTHER RESOLVED, this written consent may be executed in two or more counterparts, each of which when so executed shall be an original, and all such counterparts shall together constitute one and the same instrument, and signatures to this written consent transmitted by facsimile or PDF copy shall be deemed original signatures for all purposes, and such execution and transmission shall be considered valid, binding and effective for all purposes.

This written consent shall be effective as of the execution and delivery of this written consent in accordance with the terms of the Merger Agreement, shall be filed with the minutes of the meetings of the stockholders of the Company and shall be treated for all purposes as action taken at a meeting.

[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned has executed this written consent on the date indicated under each signature.

[•]

By:
Name:
Title:
Date: